As filed with the Securities and Exchange Commission on December 15, 2010

Reg. No. 333-128700

Reg. No. 333-153037

Reg. No. 333-156558

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROSPECT MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0564370
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10780 Santa Monica Blvd., Suite 400

Los Angeles, California 90025

(Address of Principal Executive Offices)

Prospect Medical Holdings, Inc. 1998 Stock Option Plan and Individual Option Agreements

Prospect Medical Holdings, Inc. 2008 Omnibus Equity Incentive Plan

Stock Option Agreement between Prospect Medical Holdings, Inc. and Samuel S. Lee dated as of August 20, 2008

(Full Title of the Plan)

Ellen J. Shin
General Counsel
Prospect Medical Holdings, Inc.
10780 Santa Monica Boulevard, Suite 400
Los Angeles, California 90025
(310) 943-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Dale E. Short, Esq.

TroyGould PC

1801 Century Park East
Suite 1600
Los Angeles, California 90067

Fax: (310) 201-4746

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting ☒

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is filed by Prospect Medical Holdings, Inc. (the “Company”) and amends the following registration statements on Form S-8 (collectively, the “Registration Statements”):

•                                          Registration statement (Reg. No. 333-128700) filed with the Securities and Exchange Commission (“SEC”) on September 30, 2005, registering the offer and sale of shares of the Company common stock, par value $.01 per share (“common stock”), issued or issuable under the Prospect Medical Holdings, Inc. 1998 Stock Option Plan (the “1998 Plan”) and pursuant to certain individual option agreements (“Individual Option Agreements”).

•                                          Registration statement (Reg. No. 333-153037) filed with the SEC on August 15, 2008, registering the offer and sale of shares of common stock issuable under the Prospect Medical Holdings, Inc. 2008 Omnibus Equity Incentive Plan (the “2008 Plan”).

•                                          Registration statement (Reg. No. 333-156558) filed with the SEC on January 2, 2009, registering the offer and sale of shares of common stock issuable pursuant to the Stock Option Agreement, dated August 20, 2008, between the Company and Samuel S. Lee (the “Lee Agreement”).

On December 15, 2010, pursuant to the Agreement and Plan of Merger, dated as of August 16, 2010, among the Company, Ivy Holdings Inc. (“Ivy Holdings”), and Ivy Merger Sub Corp. (“Merger Sub”), a wholly owned indirect subsidiary of Ivy Holdings, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Ivy Holdings (the “Merger”).

As a result of the Merger, the 1998 Plan and 2008 Plan have been terminated, any unexercised options outstanding under the 1998 Plan, the Individual Option Agreements, the 2008 Plan and the Lee Agreement have been cancelled, and any offerings of common stock pursuant to the Registration Statements have been terminated. Accordingly, pursuant to the undertaking contained in each Registration Statement to remove from registration by means of a post-effective amendment any of the shares of common stock being registered which remain unsold, the Company hereby removes from registration the shares of common stock covered by the Registration Statements which remain unsold.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on December 15, 2010.

PROSPECT MEDICAL HOLDINGS, INC.

By:	/s/ SAMUEL S. LEE
Samuel S. Lee Chairman of the Board and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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